Exhibit 10.3

LICENSE AGREEMENT

LICENSE AGREEMENT dated as of December 31, 2005 (the "Effective Date") by and between Ambit Corporation, a Delaware corporation ("Licensor"), and NaturalNano, Inc., a Nevada corporation ("Licensee").

WITNESSETH:

WHEREAS, Licensor owns and wants to provide for the commercialization of an invention entitled "Personal Communication Device Connectivity Arrangement", which is the subject of U.S. Patent Number 6,885,845 (hereinafter "Invention"); and

WHEREAS, Licensee is in the business of selling materials to coat Shielded Structures and wishes to utilize the Invention for use in connection with Shielded Structures, by the acquisition or the development, manufacture, and sale of Products.

NOW, THEREFORE, Licensor and Licensee, in consideration of the foregoing and the mutual promises contained herein and intending to be legally bound hereby agree as follows:

1. DEFINITIONS

As used herein:

1.1 "Affiliate" means any corporation, company, partnership, joint venture or other entity which controls, is controlled by or is under common control with the Licensee, as well as its successors, assigns and designees.

1.2 "Diligent Exploitation" means, as of or before a particular date: (a) receipt by Licensee of Revenue obligating Licensee to pay Licensor over $50,000 under Sections 7.1 and/or 7.2 hereunder in any twelve (12) month period preceding that date or (b) commencement by Licensee of a lawsuit for infringement of a Licensed Patent where the claimed damages are reasonably anticipated to be in excess of $500,000 or (c) a first sale of a Product (directly or through a Sublicensee) in commercial quantities.

1.3 "Enforcement Expenses" means all costs, fees and/or expenses incurred in connection with enforcement of Licensed Patents, including without limitation legal fees, contingent or otherwise.

1.4 "Improvement" means any invention, discovery or improvement, whether patentable or not, which, if practiced, would infringe any Licensed Patents.

1.5 "Joint Invention" means any patentable Improvement that includes co-inventors from Licensor and Licensee.

1.6 "Licensee Patents" means patent applications and patents throughout the world on Licensee Improvements.

1.7 "Licensed Field" means any use in which the Product is attached to or functions in a permanent or temporary structure, i.e. which is not intended as a form of transportation (such as trailer homes which are not self-powered or powered by a four wheel vehicle or attached by trailer hitch to a personal or recreational vehicle). "Licensed Field" includes without limitation use in buildings, rooms, churches, stores, houses, apartment buildings, trailer/manufactured homes, casinos, shopping malls, circus tents, cubicles, booths, arcades, bunkers, and silos. Use attached to real estate is presumptively in the "Licensed Field". "Licensed Field" excludes use on automobiles, recreational vehicles, trains, trucks, aircraft and ships (including cruise ships). Products attached to movable personal property are presumptively not in the "Licensed Field".

1.8 "Licensed Patents" means the Patents and all patent applications and patents disclosing and claiming a Licensor Improvement, including all reissues, continuations, divisionals and continuations-in-part thereof, and all corresponding foreign patent applications and patents.

1.9 "Licensee Improvements" means all Improvements owned or licensable by Licensee.

1.10 "Licensee Patents" means all patent applications and patents disclosing and claiming a Licensee Improvement, including all reissues, continuations, divisionals and continuations-in-part thereof, and all corresponding foreign patent applications and patents.

1.11 "Licensor Improvements" means all Improvements owned or licensable by Licensor.

1.12 "Net Sales" means gross revenues of Licensee and Affiliates from sales of Products, less only usual trade discounts, sales tax which the seller has to pay or absorb, customs duties and transportation and insurance charges, if not included in the gross price, and any and all Federal, foreign, State or local taxes (except income tax) incurred by the seller on such sales; provided, however, that Net Sales shall not include revenues from Sales by Licensee or Affiliates of Products that were purchased from a Sublicensee.

1.13 "Patents" means U.S. Patent No. 6,885,845 and all reissues, continuations, divisionals and continuations-in-part thereof.

1.14 "Products" means any products the sale or use of which would, in the absence of this Agreement, infringe a Licensed Patent (whether by direct or contributory infringement or inducement to infringe).

1.15 "Proprietary Information" means information and trade secrets owned or controlled by a party at any time during the term of this Agreement, which relates to Products, including but not limited to, invention records, research records and reports, engineering and technical data, designs, production specifications, processes, methods, procedures, facilities and know-how; provided, however, that Proprietary Information does not include third party information which the possessor is contractually precluded from disclosing.

1.16 "Revenues" means any consideration for the grant of a Sublicense, including without limitation one-time lump sums, minimums, running royalties and other payments, but excludes payments for (i) research and development or "non-recurring engineering" services, based on reasonable daily or hourly rates; (ii) reimbursement of out-of-pocket expenses incurred by Licensee; and (iii) the purchase of securities of Licensee at the fair market value of such securities.

1.17 "Sales", "Sell, or "Sold" means any sale, transfer, lease, license, permission to use or other transfer of the right of possession or other conveyance by Licensee or an Affiliate.

1.18 "Shielded Structures" means permanent or temporary structures and components thereof, such as rooms, theatres and auditoriums, which have been treated to shield radio-frequency energy and thereby prevent or impede the reception of wireless radio signals.

1.19 "Sublicense" means a license of all or any of the Licensed Patents by Licensor or Licensee.

1.20 "Sublicensee" means a sublicensee of a Sublicense.

1.21 "Territory" means world-wide.

2. GRANT OF LICENSE

2.1 Licensor hereby grants to Licensee the exclusive (subject to Section 14), nontransferable, world-wide, royalty-bearing license under the Licensed Patents and Licensor’s Proprietary Information to make, have made, sell, offer for sale, use, and import Products, limited to the Licensed Field, with the right to grant Sublicenses, and including the right to sue and collect damages for past infringements in the Licensed Field.

2.2 Licensee hereby grants to Licensor a non-exclusive, nontransferable, world-wide, royalty-bearing (under Section 7.2) license under Licensee Patents and Licensee Proprietary Information to make, have made, sell, offer for sale, use, and import Products, other than in the Licensed Field, with a right to grant Sublicenses.

2.3 Each party may grant Sublicenses (within the scope of its license in this Section 2) to persons or entities, without notification to the other, provided that each Sublicense contains a provision that the rights therein granted are personal to the Sublicensee and cannot be assigned or sublicensed, except in the case of a merger or acquisition or sale of all or substantially all of the assets to which the sublicense relates. Any Sublicense shall incorporate the substance of Sections 1.7, 1.12, 1.15, 8.2 to 8.4, 9.1, 9.2, 9.4, 12.1, 13.2 and 13.3, mutatis mutandis.

2.4 Any provision of this Agreement to the contrary notwithstanding, Licensor retains all rights under the Licensed Patents outside the Licensed Field.

3. Improvements

Should a consultant or employee of a party make or discover any Improvement, the party shall forthwith disclose or cause the same to be disclosed to the other party, and, if requested by the other party, make available or supply to the other party such information or data as is necessary or convenient for the proper understanding or use of such Improvement.

4. Ownership

Notwithstanding the provisions of Section 3 or otherwise:

(a) Licensor shall own all right, title and interest in the Licensed Patents; and

(b) Licensee shall own all right, title and interest in any Licensee Patents.

5. DEVELOPMENT OF PRODUCTS AND FULL USE OF PATENT

5.1 Licensee shall use reasonable efforts to Sublicense the Licensed Patents in the Licensed Field. Licensee’s primary efforts shall be directed to Sublicensing existing manufacturers of Products and may not develop and/or and manufacture Products itself. Without limiting the foregoing, Licensee shall make reasonable efforts to effect Diligent Exploitation of the Licensed Patents within forty-eight (48) months from the Effective Date.

5.2 Licensor shall enter into suitable agreements to cause present and former employees and consultants available to appear as factual or technical advisors, deponents or witnesses or for production of documents or other evidence in connection with any litigation instituted by Licensee to enforce the Licensed Patents. For such services, Licensee shall compensate present and former employees and consultants at reasonable consulting rates for time spent and reimburse their reasonable out-of-pocket costs. The relationship between Licensee and its consultants shall be outside the scope of this Agreement, except that such consulting agreements shall not under any circumstances grant Licensee rights to any Licensor intellectual property.

6. CONSIDERATION

6.1 In consideration of the rights granted in Section 2.1, Licensee shall:

(a) pay Licensor One Hundred Thousand Dollars ($100,000) upon execution of this Agreement;

(b) pay Licensor the Royalties set forth in Sections 7.1 and, if applicable, 7.3; and

(c) promptly issue to Licensor One Hundred Thousand (100,000) shares of common stock of Licensee, par value $.001 (the "Shares"). If, during the eight (8) month period following the Effective Date, Licensor shall not have realized at least One Hundred Fifty Thousand Dollars ($150,000) in “Net Consideration” (gross consideration minus broker’s fees) from the sale of such Shares, Licensor shall have the right, by notice to Licensee, to a payment from Licensee equal to the difference between $150,000 and the cumulative Net Consideration received by Licensor for all such trades during such period provided that Licensor (w) has tendered to the Licensee all of the remaining unsold Shares, if any; (x) if it desires to sell all or any part of the Shares using a broker, has utilized a broker which is reasonably acceptable to Licensee; and (y) has used reasonable diligence to not sell any Shares at a per share price less than the fair market value of the Shares, as reported on the OTCBB at the time of sale. For the avoidance of doubt, Licensor shall be entitled to such payment even if it has made no effort to sell Shares. The Shares will have the registration rights and duties in connection with registration and other securities matters set forth in Exhibit A.

6.2 In consideration of the rights granted in Section 2.1, Licensor shall pay Licensee the Royalties set forth in Sections 7.2 and, if applicable, 7.3.

7. ROYALTIES and Royalty Sharing

7.1 Licensee shall pay to Licensor Twenty Percent (20%) of any Revenues from Sublicenses granted by Licensee.

7.2 Licensor shall pay to Licensee Twenty Percent (20%) of any Revenues from Sublicenses granted by Licensor to third parties.

7.3 If a party makes Products, the parties shall negotiate in good faith the terms of payment therefor. In the absence of any other agreement, the party otherwise liable under this Section shall pay royalties at the rate of Twenty Percent (20%) of Net Sales of Products sold by it.

7.4 In the event of a Sale of Products between or among Licensee and/or Affiliates where there is a resale by an Affiliate to a non-Affiliate, any royalty shall be paid to Licensor based on the greater of (i) amounts paid by the Affiliate to Licensee or (ii) by the non-Affiliate to the Affiliate.

7.5 All payments shall be made in U.S. dollars at the recipient's address for notice. Such payments shall be paid on a calendar quarter basis, within thirty (30) days after each quarter. Each payment shall be accompanied by a detailed report, showing the basis on which the payment was computed, including without limitation the total Net Sales and Revenues during such period, and the royalties payable thereon, calculated in the manner required in this Section 7.

8. REPORTING

8.1 Licensee shall provide Licensor with written annual progress reports within by February 28 of each year, which shall include, but not be limited to, reports of progress on Sublicensing, marketing and sales during the year, as well as plans for the coming year. If progress in any year differs materially from that anticipated in the plan for the preceding year, Licensee shall explain the reasons for the difference and prepare a modified plan for Licensor’s review.

8.2 Licensee shall report to Licensor the date of first sale of any Products within thirty (30) days of occurrence. Licensee shall report to Licensor when Licensee enters into any Sublicense for the Patent within thirty (30) days of execution of the Sublicense, and (upon request by Licensor) provide Licensor with a copy of such Sublicense.

8.3 Each party shall keep, at its usual place of business, true and particular accounts of all matters connected with its sublicensing of Licensed Patents and its manufacture and sale of Products and shall keep books of account relating to royalties payable hereunder containing true entries complete in every particular as may be necessary or proper for enabling the amount of such royalties to be conveniently ascertained.

8.4 If requested in writing by a party, the other party shall, upon ten (10) business days notice and no more often than once per calendar year, make its books and records available for inspection during regular business hours by an independent certified public accountant engaged and paid for by the requesting party; provided, if any such audit reveals underpayment of licensee fees hereunder, audits (and re-audits) may be performed periodically until a two-year period elapses with no underpayment. Such party shall give the accountant all reasonably necessary facilities and information to enable the amount of the royalties to be verified.

9. CONFIDENTIALITY

9.1 Neither party shall disclose any Proprietary Information received from the other party, except to employees, consultants or advisors to the party who must have access to the Proprietary Information to carry out the recipient’s obligations under this Agreement and to potential Sublicensees of the Licensed Patents, provided such disclosure is in accordance with Section 9.3. All employees or consultants shall be under a written obligation of confidentiality at least as restrictive as the provisions contained herein. Proprietary Information shall be maintained in confidence for so long as such Information is maintained in confidence by the owner thereof, but no longer than two (2) years after termination of this Agreement.

9.2 To protect Proprietary Information, the recipient shall adopt reasonable security measures, including, but not limited to, restricted access to such information, marking such information, and the selective destruction of sensitive materials. Upon termination of this Agreement, the recipient shall return or destroy all documents or materials embodying Proprietary Information of the other.

9.3 Any disclosure of Proprietary Information by Licensee to potential Sublicensees shall be prohibited, unless the potential Sublicensee has signed an agreement which imposes obligations of confidentiality and nonuse at least as restrictive as those imposed on Licensee hereunder.

9.4 Paragraphs 9.1 to 9.3 inclusive shall not apply to any part of the Proprietary information which:

(a)  is published or is otherwise in the public domain through no fault of the receiving party; or

(b)  can be demonstrated by the receiving party to have been in its possession prior to receipt under this Agreement; or

(c)  is properly obtained by the receiving party from a third party without restriction; or

(d)  is independently developed by or for the receiving party without reliance, direct or indirect, on such information; or

(e)  is disclosed by the receiving party to a third party with the written approval of the disclosing party; or

(f) is obligated to be produced to comply with the requirement of a governmental body or an order of a court of competent jurisdiction.

10. PROTECTION OF INTELLECTUAL PROPERTY

10.1 Each party shall exercise reasonable diligence to file, prosecute and maintain United States patent applications ("Intellectual Property Protection"), in such party's name to protect its Improvements. Each party shall be responsible for all future costs, fees and expenses incurred in connection with the filing, prosecution and maintenance of its Intellectual Property Protection.

10.2 Each party shall:

(a)  keep the other fully and currently informed of the progress of the prosecution of all U.S. and foreign patent applications, reissues and reexaminations of the Licensed Patents and Licensee Patents, as applicable;

(b)  afford patent counsel for the other at least one (1) month’s notice before any response to any Office Action is due; and

(c)  cause its patent counsel to meet and confer with the other’s patent counsel, if and when requested, to discuss the progress and proposed response in any applicable patent application, reissue or reexamination.

10.3 If, at any time during the term of this Agreement, either party elects to abandon any pending Intellectual Property Protection or any patent issued thereon, either domestic or foreign, it shall notify the other party of that decision at least two (2) months prior to any deadline for filing any response or taking any other action necessary to maintain any such Intellectual Property Protection. Thereafter, such other party shall have the right and option to take over the sole and exclusive responsibility for the prosecution of any such Intellectual Property Protection and/or the maintenance of any such patent solely at the other party's expense and in that event the rights granted under this Agreement shall become nonexclusive for that country or countries of the Territory.

10.4 This Agreement constitutes, in part, a "joint research agreement" between Licensors and Licensee, as defined in the CREATE Act, 35 U.S.C. § 103(c), under which Licensee will carry out some of its obligations pursuant to Section 5.1. Intellectual property that is within the scope of the Licensed Patents will be deemed made as a result of activities undertaken within the scope of a joint research agreement and subject to the CREATE Act.

10.5 Licensee, Affiliates and Sublicensees shall mark all Products in accordance with 35 U.S.C. §287. The marking shall be accomplished by fixing on the article or when, from the character of the article, this cannot be done, by fixing to it, or to the package wherein one or more of them is contained, a label including the notation "Licensed from AMBIT CORPORATION under United States Patent 6,885,845." Such marking shall also be included into all literature and/or advertising materials describing Products.

11. NOTICE OF INFRINGEMENT AND ENFORCEMENT OF RIGHTS

11.1 Immediately upon Licensee's learning of any infringement, misappropriation or other unauthorized use of Licensor's Proprietary Information, and/or Licensed Patents ("Intellectual Property Rights"), Licensee shall promptly inform Licensor.

11.2 Licensee shall make commercially reasonable efforts to enforce the Licensed Patents against infringers in the Licensed Field; provided, however, that (except as specified in Section 11.3) Licensee shall not take any action against an infringer if and then for so long as Licensor is involved in a lawsuit against that infringer concerning the infringed Licensed Patent. The party filing a patent infringement suit (“Initiating Party”) shall be responsible for all Enforcement Expenses incurred by such party; provided, any recovery in any patent infringement suit (whether by way of judgment, settlement or otherwise) by either party shall first be paid to reimburse all Enforcement Expenses of all parties and the balance shall be considered Revenues of Licensor or Licensee, as applicable.

11.3 The Initiating Party may join the other party (“Other Party”) as a party plaintiff in any patent infringement suit involving Licensed Patents. The Initiating Party shall remain in control of the conduct of such suit, and the Other Party shall cooperate fully in such suit.

11.4 Licensor and Licensee may both wish to litigate the same Licensed Patents against the same or different infringers, consistent with the rights granted to Licensee in this Agreement. The parties agree that this is undesirable. Accordingly, before filing a lawsuit involving any Licensed Patents, the parties shall meet and confer and use reasonable efforts to agree on mutually acceptable counsel and a mutually acceptable litigation approach; provided, in the absence of such a mutually acceptable agreement within thirty (30) days of request, each party may engage whichever counsel it deems appropriate. Nothing herein limits a party's right to terminate the services of any counsel on any terms it deems appropriate.

12. INDEMNITY; DISCLAIMER; LIMITATION OF LIABILITY

12.1 Licensee hereby indemnifies and holds harmless Licensor and its employees, officers, board members, shareholders and agents (hereinafter "Indemnitees") from and against all claims, suits, liabilities, damages, costs, fees, expenses or losses arising out of any third party claims against Indemnitees for any damages, losses or liabilities whatsoever with respect to death or injury to any person and damage to any property arising from the possession, use or operation of Products produced or sold by Licensee or its customers. Licensor shall permit Licensee to control the defense of the lawsuit and shall cooperate as reasonably requested by Licensee.

12.2 Each party warrants to the other that it has the right and power to enter into and perform this Agreement, and that this Agreement has been duly authorized and executed and is binding and enforceable in accordance with its terms.

12.3 Licensor warrants to Licensee that:

(a) it has good and marketable title to the Licensed Patents, free and clear of any liens or encumbrances; and

(b)  it has not previously granted any license under the Licensed Patents to any third party;

(c) to the actual conscious knowledge of the officers of the Licensor as of the Effective Date, with no investigation having been made or required to be made, the Patents are valid and enforceable; and

(d) as of the Effective Date, the Licensed Patents are in good standing with the United States Patent and Trademark Office with respect to necessary periodic filings and fee payments.

LICENSOR DOES NOT WARRANT THE VALIDITY OF ANY PATENTS OR THAT PRACTICE UNDER SUCH PATENTS SHALL BE FREE OF INFRINGEMENT.

(e) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR DISCLAIMS ANY AND ALL PROMISES, REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PATENTS OR TECHNOLOGY DESCRIBED THEREIN, INCLUDING ITS CONDITION, CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, THE EXISTENCE OF ANY LATENT OR PATENT DEFECTS THEREIN AND ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR NONINFRINGEMENT.

12.4 IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY USE BY LICENSEE OF THE PRODUCTS OR ANY LOSS, CLAIM, DAMAGE OR LIABILITY, OF WHATSOEVER KIND OR NATURE, WHICH MAY ARISE FROM OR IN CONNECTION THEREFROM, INCLUDING WITHOUT LIMITATION ANY DAMAGES, LOSSES OR LIABILITIES WHATSOEVER WITH RESPECT TO DEATH OR INJURY TO ANY PERSON AND DAMAGE TO ANY PROPERTY ARISING FROM THE POSSESSION, USE OR OPERATION OF PRODUCTS PRODUCED OR SOLD BY LICENSEE OR ITS CUSTOMERS. LICENSEE, AND NOT LICENSOR IS RESPONSIBLE FOR THE SAFETY AND EFFICACY OF PRODUCTS PRODUCED BY LICENSEE.

13. ADVERTISING, PUBLICITY AND PUBLICATIONS

13.1 In any publication (including advertisements, sales and trade literature and instruction manuals) relating to the Invention used pursuant to this Agreement, Licensee shall, where practical, give due credit to Licensor, as owner and licensor of the Invention.

13.2 No right, title, interest or license to any trademark or service mark, is granted to Licensee.

14. EFFECT OF FAILURE OF DILIGENT EXPLOITATION

14.1 Regardless of whether or not Licensee has made diligent efforts under Section 5.1, if a Diligent Exploitation of the Licensed Patents has not occurred within forty-eight (48) months from the Effective Date,

(a) Licensor may by notice to Licensee convert the license granted in Section 2.1 from exclusive to non-exclusive.

(b) Licensor may by notice to Licensee require that the amount payable under Section 6.1(b) shall thereafter be a minimum of $12,500 every calendar quarter.

(c) Licensor may by notice to Licensee terminate Licensor's obligation to pay royalties under Sections 6.2, 7.2 and 7.3 (and accordingly convert the license granted in Section 2.2 from royalty-bearing to fully paid up).

14.2 Licensor's election of one or more of the above remedies does not compel or preclude its election of any of the other remedies under this Section 14 or otherwise available to Licensor in this Agreement or otherwise.

15. TERM AND TERMINATION

15.1 This Agreement shall commence on the Effective Date of this Agreement and shall continue until the expiration of the last-to-expire of the Licensed Patents.

15.2 In the event of the breach of a material obligation hereunder by either party, the non-breaching party shall inform the other of said breach in writing. The alleged breaching party shall have thirty (30) days from the date of said notification during which to cure the breach. If the alleged breaching party does not cure the breach within thirty (30) days, the non-breaching party may terminate the Agreement upon written notification to the alleged breaching party.

15.3 Licensee may terminate this Agreement by notice to Licensor for convenience, i.e. without the need for cause.

15.4 Termination of this Agreement shall not affect any sublicenses which Licensee may have granted and that are not in breach by the Sublicensee; provided, either (i) Licensee shall continue to be liable for any payments with respect to such sublicenses or (ii) Licensee may relieve itself from liability by causing each Sublicensee to elect to continue its sublicense by entering into a suitable agreement with Licensor.

15.5 Sections 1, 4, 6.1, 9, 12, 13.2, 14, 16 and 17 of this Agreement shall survive any termination in accordance with their terms. Sections 6.2, 7 and 8 of this Agreement shall survive any termination with respect to any royalties and other payment accruing prior to termination. Termination shall not relieve either party of any liability for breach occurring prior to termination. Section 2.2 shall survive any termination by Licensor under Section 15.2, and in such event the license therein shall be fully paid up and not royalty bearing.

16. DISPUTE RESOLUTION

16.1 Negotiation of Disputes. If any dispute arises under or related to this Agreement ("Dispute"), senior executives of the parties, with decision-making authority, will meet in Boston, MA within ten (10) days after notice and enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the Dispute in an additional twenty (20) days, the Dispute shall be submitted to mediation/arbitration under in Sections 16.2 and 16.3.

16.2 Mediation of Disputes. Subject to Section 16.1, the parties shall submit any unresolved Dispute as soon as possible, but no later than twenty (20) days after notice, to a mediator selected by the parties. Senior executives of the parties with decision-making authority shall be present at the mediation session, which shall be held in Boston, MA. If the Dispute is not resolved within an additional further thirty (30) days, the parties will proceed to arbitration as specified in Section 16.3.

16.3 Arbitration of Certain Disputes. Any Dispute not resolved by Section 16.2 covered by Section 16.1 and 16.2 shall be resolved by an arbitration proceeding conducted in Boston, MA under the then-prevailing Rules for Commercial Arbitration of the American Arbitration Association ("AAA").

(a) The proceeding shall be conducted by one (1) arbitrator, reasonably acceptable to the parties, who is a patent attorney with at least twenty (20) years of experience in the field of electronics, of which ten (10) years or more have been spent (at least in substantial part) handling licensing transactions.

(b) The fees of the mediator and the AAA shall be divided equally between the parties.

(c) The parties shall cooperate in good faith to proceed to an arbitration hearing within six (6) months after the Demand for Arbitration shall have been filed with the AAA.

(d) The arbitrator’s authority shall include the powers, in his/her discretion, to:

(i) Permit limited discovery, including production of documents and depositions, to the extent required by the parties; and

(ii) Award the prevailing party its attorneys’ fees and out-of-pocket expenses, including its share of the mediator and AAA fees.

(e) The decision of the arbitrator shall be confidential, final and binding, and may be entered and enforced in any court of competent jurisdiction.

17. GENERAL

17.1 Licensee shall not export any Product or enter into any Sublicense without fully complying with any and all United States export or munitions control regulations and laws.

17.2 Licensor and Licensee are and shall remain independent contractors and nothing herein shall create a partnership or joint venture between Licensor and Licensee.

17.3 Any notice required or permitted under this Agreement shall be in writing and delivered personally or by prepaid next-business-day delivery service, receipt required, to Licensee or Licensor at the addresses set forth below or such other addresses as shall have been duly notified, and shall be effective as of its delivery date:

Licensor:    Ambit Corporation
72 Nickerson Road
Ashland, MA 01721
Attention: President

Licensee:   NaturalNano, Inc.
150 Lucius Gordon Drive, Suite 115
West Henrietta, New York 14586
Attention: President

17.4 Waiver by either party of any provision of this Agreement shall not constitute a continuing waiver thereof or of any other provision of this Agreement.

17.5 If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

17.6 This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

17.7 This Agreement is the complete and exclusive statement between the parties relating to the subject matter hereof, and supersedes all prior understandings, communications, or representations, either oral or written, between the parties. This Agreement may not be modified or altered, except by a written instrument duly executed by Licensee and Licensor.

17.8 Unless expressly stated to the contrary elsewhere in this Agreement, all rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative and not restrictive of those given by law.

17.9 Section headings have been inserted herein for convenience of reference only and shall in no way modify or restrict any of the terms or provisions of this Agreement.

17.10 This Agreement may be assigned by either party without the prior written consent of the other. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

17.11 In the interpretation of this Agreement, words importing the singular or plural number shall be deemed to import the plural and singular number respectively, words denoting gender shall include all genders and references to persons shall include corporations or other bodies and vice versa.

17.12 Neither party shall be held in breach of this Agreement because of acts or omissions caused by any act of God or other cause beyond the control of the parties, including, but not limited to, fire, floods, labor disputes, or other unforeseen circumstances.

IN WITNESS WHEREOF, the parties have set their hands and seals and duly executed this Agreement effective as of the date first above written.

AMBIT CORPORATION

By:	/s/ Robert J. Crowley
Name: Robert J. Crowley Title: CEO

NATURALNANO, INC.

By:	/s/ Michael Riedlinger
Name: Michael Riedlinger Title: President

EXHIBIT A

1. REGISTRATION

1. Rights and Expenses.

(a) The Licensor acknowledges that the Licensee has agreed to include the Shares (also referred to as the “Registrable Securities”) in any registration statement to be filed with the Securities and Exchange Commission (the “Commission”) for its own account or the accounts of others under the Securities Act of 1933 (the “Act”) any of its equity securities, other than on Form S-4 or Form S-8 or their equivalents relating to shares of common stock to be issued solely in connection with any acquisition of any entity or business or shares of common stock issuable in connection with stock option or other employee benefit plans. The piggy back registration rights shall be subject to underwriter’s approval and other such restrictions (the “Registration Statement”). The Licensee shall use its good faith efforts to keep such Registration Statement continuously effective as long as the delivery of a prospectus thereunder is required under the Act and its regulations (including but not limited to Rule 144 thereunder or its successor regulations (“Rule 144”)) in connection with the disposition of the Shares; provided, that it is agreed and acknowledged that such obligation of the Licensee to maintain the effectiveness of the Registration Statement shall cease upon the ability of the Licensor to sell or otherwise dispose of all of the Registrable Securities covered by the Registration Statement under Rule 144; provided further, that notwithstanding the Licensee’s obligation to maintain the effectiveness of the Registration Statement pursuant to the immediately preceding proviso, and notwithstanding the duration of any blackout period, such obligation to maintain the effectiveness of the Registration Statement shall cease under all circumstances no later than the second anniversary of the date of this Agreement (the “Final Date”).

(b) The Licensee agrees to pay all Registration Expenses in connection with the Registration Statement. All Selling Expenses relating to Registrable Securities registered on behalf of the Licensor pursuant to the Registration Statement shall be borne by the Licensor. For purposes of this Agreement, “Registration Expenses” shall mean (1) all registration, listing, qualification and filing fees (including NASD filing fees), (ii) fees and disbursements of counsel for the Licensee, (iii) accounting fees incident to any such registration, (iv) blue sky fees and expenses (including counsel fees in connection with the preparation of a Blue Sky Memorandum and legal investment survey and NASD filings), (v) all expenses of any persons in preparing or assisting in preparing, printing, distributing, mailing and delivering the Registration Statement, any prospectus, any underwriting agreements, transmittal letters, securities sales agreements, securities certificates and other documents relating to the performance of and compliance with this Agreement. and (vi) all internal expenses of the Licensee (including all salaries and expenses of officers and employees performing legal or accounting duties); provided, however, Registration Expenses shall not include any Selling Expenses. For purposes of this Agreement, “Selling Expenses” shall mean underwriting discounts, selling commissions and stock transfer taxes applicable to the Registrable Securities registered on behalf of the Licensor for Shares hereunder.

(c) The Licensor agrees, as a condition to the registration obligations with respect to the Licensor provided herein, to furnish to the Licensee such information regarding the Licensor required to be included in the Registration Statement, the ownership of Registrable Securities by the Licensor and the proposed distribution by the Licensor of such Registrable Securities as the Licensee may from time to time reasonably request in writing.

(d) The Licensor agrees that, upon receipt of any notice from the Licensee of the happening of any event of the kind which the Licensee reasonably regards as requiring Licensor to discontinue sale of the Registrable Securities pursuant to the Registration Statement, the Licensor will forthwith discontinue disposition of the Registrable Securities pursuant to the affected Registration Statement until the Licensor’s receipt of the copies of any supplemented or amended prospectus as shall be required in the reasonable opinion of the Licensee, and, if so directed by the Licensee, the Licensor will deliver to the Licensee (at the expense of the Licensee), all copies in its possession, other than permanent file copies then in the Licensor's possession, of any prospectus covering such Registrable Securities which was current at the time of receipt of such notice.

2. Indemnification; Contribution.

(a) Indemnification by the Licensee. The Licensee agrees to indemnify and hold harmless each person who participates as an underwriter of the Securities pursuant to the Registration Statement, the Licensor and their respective partners, directors, officers and employees and each person, if any, who controls any Licensor or underwriter within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as follows:

(i) against any and all losses, liabilities, claims, damages, judgments and reasonable expenses whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement pursuant to which Securities were registered under the Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ii) against any and all losses, liabilities, claims, damages, judgments and reasonable expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or of any other claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Licensee; and

(iii) against any and all reasonable expense whatsoever, as incurred (including fees and disbursements of counsel), incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not such person is a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided, however, that this indemnity agreement does not apply to the Licensor or underwriter with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus, or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in any such case made in reliance upon and in conformity with written information furnished to the Licensee by the Licensor or underwriter expressly for use in a Registration Statement (or any amendment thereto) or any prospectus (or any amendment or supplement thereto); and provided further, in the case of an offering that is not an underwritten offering, the Licensee will not be liable to the Licensor under the indemnity agreement in this Section 2(a) for any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense that arises out of the Licensor’s failure to send or give a copy of the final prospectus (as its may then be amended or supplemented) to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of the Securities to such person if such statement or omission was corrected in such final prospectus (as it may then be amended or supplemented) and the Licensee has previously furnished copies thereof in accordance with this Agreement.

(b) Indemnification by the Licensor. The Licensor agrees to indemnify and hold harmless the Licensee, and each underwriter and each of their respective partners, directors, officers and employees (including each officer of the Licensee who signed the Registration Statement), and each person, if any, who controls the Licensee or any underwriter within the meaning of Section 15 of the Act, against any and all losses, liabilities, claims, damages, judgments and expenses described in the indemnity contained in paragraph (a) of this Section (provided that any settlement of the type described therein is effected with the written consent of the Licensor), as incurred, but only with respect to untrue statements or alleged untrue statements of a material fact contained in any prospectus or the omissions or alleged omissions therefrom of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in any such case made in reliance upon and in conformity with written information furnished to the Licensee by the Licensor expressly for use in such Registration Statement (or any amendment thereto) or such prospectus (or any amendment or supplement thereto).

(c) Conduct of Indemnification Proceedings. Each indemnified party or parties shall give reasonably prompt notice to each indemnifying party or parties of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but which it or they may have under this indemnity agreement, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. If the indemnifying party or parties so elects within a reasonable time after receipt of such notice, the indemnifying party or parties may assume the defense of such action or proceeding at such indemnifying party’s or parties’ expense with counsel chosen by the indemnifying party or parties and approved by the indemnified party defendant in such action or proceeding, which approval shall not be unreasonably withheld; provided, however, that, if such indemnified party or parties determines in good faith that a conflict of interest exists and that therefore it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it or them which are different from or in addition to those available to the indemnifying party, then the indemnifying party or parties shall not be entitled to assume such defense and the indemnified party or parties shall be entitled to separate counsel (limited in each jurisdiction to one counsel for all underwriters and another counsel for all other indemnified parties under this Subscription Agreement) at the indemnifying party’s or parties’ expense. If an indemnifying party or parties is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties (limited in each jurisdiction to one counsel for all underwriters and another counsel for all other indemnified parties under this Subscription Agreement). No indemnifying party or parties will be liable for any settlement effected without the written consent of such indemnifying party or parties, which consent shall not be unreasonably withheld. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, such indemnifying party or parties shall not, except as otherwise provided in this subsection (c), be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

(d)	Contribution.

(i)  In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section is for any reason held to be unenforceable by the indemnified parties although applicable in accordance with its terms in respect of any losses, liabilities, claims, damages, judgments and expenses suffered by an indemnified party referred to therein, each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims, damages, judgments and expenses in such proportion as is appropriate to reflect the relative fault of the Licensee on the one hand and of the Licensor (including, in each case, that of their respective officers, directors, employees and agents) on the other, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages, judgments or expenses, as well as any other relevant equitable considerations. The relative fault of the Licensee on the one hand and of the Licensor (including, in each case, that of their respective officers, directors, employees and agents) on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Licensee, on the one hand, or by or on behalf of the Holder, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, liabilities, claims, damages, judgments and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph (c) of this Section, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

(ii) The Licensee and the Licensor agree that it would not be just and equitable if contribution pursuant to this paragraph (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in sub-paragraph (i) above. Notwithstanding the provisions of this paragraph (d), in the case of distributions to the public, the Licensor shall not be required to contribute any amount in excess of the amount by which (A) the total price at which the Securities sold by the Licensor and distributed to the public were offered to the public exceeds (B) the amount of any damages which the Licensor has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(iii) For purposes of this Section, each person, if any, who controls the Licensor or an underwriter within the meaning of Section 15 of the Act (and their respective partners, directors, officers and employees) shall have the same rights to contribution as the Licensor or underwriter; and each director of the Licensee, each officer of the Licensee who signed the Registration Statement and each person, if any, who controls the Licensee within the meaning of Section 15 of the Act, shall have the same rights to contribution as the Licensee.

2. LEGENDS, ETC.

Licensor acknowledges that the certificates for the securities comprising the Shares which the Licensor will receive will contain a legend substantially as follows:

THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS IS AVAILABLE.

Licensor further acknowledges that stop transfer orders will be placed upon the certificates for the securities comprising the Shares in accordance with the 1933 Act.